Filed Pursuant to Rule 424(b)(7)
Registration No. 333-182824

PROSPECTUS SUPPLEMENT

To prospectus dated July 24, 2012,

as supplemented by prospectus supplements

dated July 24, 2012 and December 18, 2012

302,666 Shares

HCP, Inc.

Common Stock

This prospectus supplement amends and supplements the prospectus dated July 24, 2012, as supplemented by the prospectus supplements dated July 24, 2012 and December 18, 2012, relating to the possible resale of shares of our common stock by certain holders of non-managing member units in HCPI/Utah II, LLC.

You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented.  This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or previous supplements to it.  This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, as previously supplemented.

Investing in our common stock involves risks.  See “Risk Factors” on page S-1 of the prospectus supplement and page 2 of the prospectus, each dated July 24, 2012, and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as the risk factors relating to our business contained in documents we file with the Securities and Exchange Commission which are incorporated by reference in the prospectus, as supplemented or amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the prospectus, as previously supplemented, is accurate or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 12, 2013.

The information in the table appearing under the heading “Selling Stockholders” in the prospectus supplement dated July 24, 2012 (as amended and supplemented by the prospectus supplement dated December 18, 2012) is amended and supplemented by the following information, which includes information with respect to selling stockholders not previously listed in the prospectus supplement and supersedes information with respect to the selling stockholders listed below as of or prior to the date of this prospectus supplement.

The information in the following table is based on information provided to us by the selling stockholders listed below and is accurate to the best of our knowledge as of December 12, 2013.  We refer in this prospectus supplement to the 302,666 shares to which this prospectus supplement relates as the “resale shares.”

	Shares of Our Common Stock Owned Prior to the	Maximum Number of Shares of Our Common Stock Issuable Upon Exchange of Units of HCPI/Utah	Shares of Our Common Stock Owned Following the Exchange of Units of HCPI/Utah II, LLC		Maximum Number of Shares of Our Common Stock Offered	Shares of Our Common Stock Owned After Offering(4)
Name of Selling Stockholder	Exchange	II, LLC(1)	Shares	Percent(2)	Hereby(3)	Shares	Percent(2)
BG Gardner Family Trust	—	54,366	54,366	*	54,366	—	—
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints	—	750	750	*	750	—	—
United Way of Salt Lake	—	38	38	*	38	—	—

*      Represents less than 1% of the total outstanding shares of our common stock.

(1)         Represents the number of shares of our common stock issuable upon exchange of all of the selling stockholders’ non-managing member units in HCPI/Utah II, LLC, including non-managing member units of HCPI/Utah II, LLC held by the selling stockholders that are not covered by the contractual registration rights that are the subject of this prospectus supplement.

(2)        Based on 456,952,655 shares of our common stock outstanding on December 11, 2013.

(3)         Represents all of the shares of our common stock that the selling stockholders may offer under this prospectus supplement.  The resale shares may be offered from time to time by the selling stockholders.

(4)         Assumes that the selling stockholders sell all of the resale shares offered pursuant to this prospectus supplement.  Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

S-1